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                                                                     EXHIBIT 8.1

                     [FORM OF OPINION OF REBOUL, MACMURRAY,
                           HEWITT, MAYNARD & KRISTOL]

                                                                          , 1995

Comdata Holdings Corporation
5301 Maryland Way
Brentwood, Tennessee 37027

Ceridian Corporation
8100 34th Avenue South
Minneapolis, Minnesota 55425

                          AGREEMENT AND PLAN OF MERGER

Dear Sirs:

    We have acted as counsel for Comdata Holdings Corporation, a Delaware corporation ("Comdata"), in connection with the merger (the "Merger") of Convoy Acquisition Corp., a Delaware corporation ("Acquisition") and a wholly-owned subsidiary of Ceridian Corporation, a Delaware corporation ("Ceridian"), with and into Comdata, pursuant to the terms and provisions of the Agreement and Plan of Merger, dated as of August 23, 1995 (the "Merger Agreement"), by and among Ceridian, Acquisition and Comdata. Unless defined herein, capitalized terms used herein shall have the meanings provided for in the Joint Proxy Statement/Prospectus (the "Prospectus") relating to the Merger and included in the Registration Statement of Ceridian on Form S-4, as amended (No.
33-         ) filed by Ceridian with the Securities and Exchange Commission (the
"Registration Statement").

    In that connection, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments, and such other matters of fact and law, as we have considered necessary or appropriate for the purposes of this opinion, including an examination of: (i) the Merger Agreement, the Prospectus and the other documents and agreements referred to therein; (ii) the certifications and representations made by Comdata and Ceridian in letters, dated the date hereof, addressed to us; and (iii) the certifications and representations made by certain stockholders of Comdata in letters, dated the date hereof, addressed to us.

    In rendering the opinion set forth below, we have assumed, with your approval, that: (i) the Merger will be validly effected pursuant to the laws of the State of Delaware and in accordance with the terms and provisions of the Merger Agreement, and (ii) the facts, statements and other information contained in the Propectus relating to the Merger are true, correct and complete in all material respects.

    The opinions as set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, the administrative interpretations thereof and the judicial decisions with respect thereto, all as currently in effect.

    Based upon and subject to the foregoing, we advise you that, in our opinion, for Federal income tax purposes:

        1. The Merger of Acquisition with and into Comdata will constitute a reorganization within the meaning of Section 368(a) of the Code.
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        2.  No gain or  loss will be recognized  by the stockholders of  Comdata who exchange their Comdata Common Stock solely for shares of Ceridian Common Stock pursuant to the Merger (except in connection with the receipt of cash in lieu of a fractional share interest).

        3. The aggregate basis of the shares of Ceridian Common Stock received by Comdata stockholders in the Merger (including any fractional share interests to which the Comdata stockholders would otherwise have been entitled) will be the same as the aggregate basis of Comdata Common Stock surrendered in exchange therefor.

        4. The holding period of the shares of Ceridian Common Stock received by Comdata stockholders in the Merger will include the period during which the shares of Comdata Common Stock surrendered in exchange therefor were held, provided such shares were held as a capital asset at the effective time of the Merger.

        5. No gain or loss will be recognized by Comdata, Ceridian or Acquisition as a result of the Merger.

    No opinion is expressed herein with respect to any other Federal income tax consequences relating to the Merger, including with respect to the conversion and exchange of any shares of Comdata capital stock in the Merger that were acquired by the holder thereof pursuant to any employee stock option or employee stock purchase plan or otherwise as compensation.

    This opinion is being delivered to you pursuant to Section 8.2(d)(ii) of the Merger Agreement and in connection with the Prospectus.


    We hereby consent to the use of this opinion as an exhibit to the Registration Statement.



    By giving the foregoing consent, we do not admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.


                                          Very truly yours,

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